Exhibit 10.32

STATEMENT OF WORK
QH-002

This Statement of Work (“SOW”), by and between Touchpoint Metrics, Inc. (“the Company”) and Quadrant Homes (“Client”) effective as of the later date signed below (“Effective Date”), will serve as Client’s approval for the Company to begin work on the following project described below:

Project Name: Marketing Oversight/Creative Direction

Project Description: Three-month, approximately 18-day, executive level role providing marketing vendor/partner management, and brand and experience implementation oversight as follows:
1. Marketing Vendor/Partner Management
a.	Vendor/Partner Alignment: Assure vendor roles align with each other and with Evoke’s strategic marketing goals
b.	Marketing Vendor Budgets: Initial review of budgets and ensure they are aligned with Evoke’s goals and desired outcomes
c.	Marketing Metrics: Establish, review and oversee metrics to ensure teams measure success against Evoke goals and desired outcomes
d.	Vendor Service Areas:
  i. Social Media
 ii. Content
iii. Advertising
iv. Off-Site SEO
e.	Ongoing project management is not included in this SOW.
2.
Brand and Experience Implementation Oversight – Generally provide assurance that implementation of Evoke’s visual and verbal brand is appropriately delivered as articulated in the Evoke Playbook and Evoke’s Experience Design documents

a.
Experience and Brand Comprehension and Articulation:  Across vendors and deliverables, ensure experience and brand concepts are articulated, understood, and at the forefront of internal team and external vendor efforts on Evoke’s behalf

b.	Visual Design Adherence: Ensure visual items produced consistently and appropriately adhere to directions articulated in the Evoke Playbook and Evoke’s Experience Design documents
c.
Written Content Adherence:  Ensure written items produced consistently and appropriately adhere to directions articulated in the Evoke Playbook and Evoke’s Experience Design documents and are properly communicated to the intended audience.

Budget Estimate:
April	$16,000
May	12,000
June	8,000
Total Fees:	$36,000

The Company’s Budget Estimate is based on an estimate of the actual time and resources required to complete the SOW, utilizing a flat, blended rate of $250.00 per hour. While an estimate, unless any variance greater than +/- 15 percent of estimated time, or the scope of work varies, these fees will not change.

In addition, fees will be modified only if authorized by the Client in advance, through a signed Estimated Addendum, of such fees being incurred. Estimated fees will be reviewed monthly against actual time spent and fees incurred.

Out-of-pocket expenses are not included, but typically do not exceed 10% of budget total for an engagement of this type.  See “Out-of-Pocket Expenses” section below.

Payment Schedule:
An invoice is to be sent at the end of each month whereby a total amount of hours used will be what is owed for the month.  Due Net 15 days.

Out-of-Pocket Expenses:
Out-of-pocket expenses include (but are not limited to) color outputs, copies, deliveries, sample acquisition or remuneration, phone, travel, etc. All out-of-pocket expenses are billed at cost, and are estimated not to exceed 10% of Project Fee Total. If the demands of the project dictate expenses that exceed this, then written approval will be obtained from Client in advance of these expenses being incurred. Out-of-pocket expenses $1,000 and up that are agreed to in advance by Client are subject to a 50% deposit, payable to the Company prior to ordering the service.

Approvals:
The current authorized approval source for Client is Ken Krivanec.

Terms and Conditions:
This SOW is entered under and pursuant to the Services Agreement between the Company and the Client (“Agreement”) dated November 30, 2012, and is subject to all the terms and conditions of that Agreement.

For the Company	Accepted for Client

MICHAEL HINSHAW	KEN KRIVANEC
Signature	Signature

Michael Hinshaw, President	Ken Krivanec, President

4/8/13
April 2, 2013	Date

Statement of Work – QH-002	Page 2 of 2